Exhibit 99.1

WHITING USA TRUST II

The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

WHITING USA TRUST II ANNOUNCES TRUST QUARTERLY DISTRIBUTION

Houston, Texas, May 6, 2021 – Whiting USA Trust II (the “Trust”) (OTC Symbol – WHZT) announced today that the Trust will make a distribution to unitholders in the second quarter of 2021, which relates to net profits generated during the first quarterly payment period of 2021. Unitholders of record on May 20, 2021 will receive a distribution of $0.082926 per unit, which is payable on or before May 28, 2021 (the “May 2021 distribution”).

As of the date of this press release, 99.9% of the Trust’s total 18,400,000 units outstanding were held by Cede & Co. (The Depository Trust Corporation’s nominee) as the official unitholder of record. The record date of May 20, 2021 for this distribution is only applicable to unitholders of record such as Cede & Co., and the ex-date, as set by The Financial Industry Regulatory Authority, Inc., or FINRA, actually determines which street name holders will be eligible to receive the May 2021 distribution.

Sales volumes, net profits and selected performance metrics for the quarterly payment period (mainly affected by January 2021 through March 2021 oil prices and December 2020 through February 2021 gas prices) were:

Sales volumes:
Oil (Bbl)(1)	199,543
Natural gas (Mcf)	198,424
Total (BOE)(2)	232,614
Gross proceeds:
Oil sales(1)	$9,032,477
Natural gas sales	737,840
Total gross proceeds(2)	$9,770,317
Costs:
Lease operating expenses	$6,548,695
Production taxes(3)	496,544
Development costs	278,019
Cash settlements on commodity derivatives(4)	-
Total costs	$7,323,258
Net profits	$2,447,059
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$2,202,353
Proceeds from sale of oil and gas properties	-
Provision for estimated Trust expenses	(250,000)
Recovery of net profits interest accumulated deficit(5)	(423,795)
Montana state income taxes withheld	(2,727)
Net cash proceeds available for distribution	$1,525,831
Trust units outstanding	18,400,000
Cash distribution per Trust unit	$0.082926
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)	$45.27
Natural gas average realized price (per Mcf)	$3.72
Lease operating expenses (per BOE)	$28.15
Production tax rate (percent of total gross proceeds)(3)	5.1%

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(1)	Oil includes natural gas liquids.

(2)	Total production volumes increased 22 MBOE (or 10%) and total gross proceeds increased $2.8 million (or 41%) during the first quarterly payment period of 2021 as compared to the fourth quarterly payment period of 2020. The increases in production and gross proceeds between periods were primarily due to differences in timing associated with revenues received from non-operated properties. Additionally, gross proceeds between periods were further affected by increased average oil and natural gas prices.
(3)	Production taxes are typically calculated as a percentage of oil and gas revenues. Production taxes as a percentage of revenues increased from 5.0% during the fourth quarterly payment period of 2020 to 5.1% for the first quarterly payment period of 2021. Overall production taxes increased $0.2 million (or 44%) primarily due to the increases in production and gross proceeds discussed above.
(4)	All costless collar hedge contracts terminated as of December 31, 2014, and no additional hedges are allowed to be placed on Trust assets. Consequently, there are no further cash settlements on commodity hedges for inclusion in the Trust’s computation of net profits (or net losses, as the case may be), and the Trust has increased exposure to oil and natural gas price volatility.
(5)	When net losses are generated by the NPI, the Trust receives no payment from Whiting. All such net losses, plus accrued interest at the prevailing money market rate, are to be deducted from gross proceeds in future computation periods for purposes of determining net proceeds (or net losses as the case may be) until the negative net proceeds, including interest, have been recovered in full. The net profits interest had prior period net losses of $0.4 million, and these net losses, plus accrued interest of $827, were repaid in full out of the gross proceeds from the first quarterly payment period of 2021.

The Trust’s net profits interest (“NPI”), which is the only asset of the Trust other than cash reserves held for future Trust expenses, represents the right to receive 90% of the net proceeds from Whiting’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States until the NPI terminates.

Status of the Trust

Oil and natural gas prices declined sharply during the first half of 2020. As a result of the decline in commodity prices, the net profits interest had not generated sufficient cash to result in a distribution to unitholders since the first quarterly payment period of 2020. While prices began to recover in the third and fourth quarterly payment periods of 2020, the NPI had cumulative net cash losses of $0.4 million as of the end of the fourth quarterly payment period of 2020. Gross proceeds from the first quarterly payment period of 2021, were sufficient to repay the cumulative net cash losses from the NPI and the NPI generated distributable income for the May 2021 distribution. The Trust is unable to predict future commodity prices or future performance and uncertainties related to demand for oil and natural gas products remain as the COVID-19 pandemic continues to impact the world economy. Lower oil, NGL and natural gas prices could negatively impact future performance of the underlying properties, resulting in reduced or no net proceeds to which the Trust is entitled prior to the termination of the NPI as discussed below, which could materially reduce or completely eliminate the amount of cash available for distribution to Trust unitholders.

Trust Termination

The NPI is required to terminate on the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest) have been produced from the underlying properties and sold. During October 2020, the minimum amount of production (11.79 MMBOE) applicable to the NPI was produced and sold from the underlying properties. Consequently, the NPI will terminate on December 31, 2021. The Trust will wind up its affairs and terminate after the NPI termination date or sale of the NPI and, after the termination of the Trust, it will pay no further distributions.

The market price of the Trust units will decline to zero at the termination of the Trust, which will occur after the termination or sale of the NPI. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

Forward-Looking Statements

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, the effect, impact, potential duration or other implications of the COVID-19 pandemic, or any government response to such pandemic, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in the operation, production and development of oil and gas, future production and development costs and other risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its other filings with the Securities and Exchange Commission (the “SEC”). The Trust’s annual, quarterly and other reports filed under the Securities Exchange Act of 1934, as amended, are available electronically from the website maintained by the SEC at http://www.sec.gov. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
(512) 236-6555
601 Travis Street, 16th Floor, Houston, TX 77002
http://whzt.q4web.com/